Exhibit 99.1

EXPRESSJET REQUESTS FILING DEADLINE EXTENSION

              HOUSTON, Nov. 10, 2008 – ExpressJet announced today that it intends to request a filing deadline extension from the Securities and Exchange Commission related to its Form 10-Q for the quarter ending September 30, 2008.  The request was caused by a change in accounting treatment regarding ExpressJet’s fair valuation of its 11.25% Convertible Note due 2023.

                Within its earnings release published November 5, 2008, ExpressJet reported an $8.6 million gain, net of taxes, on the modification of the terms of ExpressJet’s 11.25% 2023 Convertible Notes based upon comparable market transactions and published studies.  The change will be based on only convertible debt market trading for ExpressJet.  The impact of the change in this non-cash, one-time non-operating item versus ExpressJet’s previously reported figures are as follows:

Three months ended September 30, 2008 (in thousands, except per share data)	As reported in 3Q 2008 Earnings Release dated November 5, 2008	As will be reported in the Form 10-Q for the quarter ending September 30, 2008
Gain due to modification of convertible notes terms	$11,808	$27,785
Interest expense	$(2,961)	$(3,848)
Subtotal, nonoperating income / (expense)	$33,355	$48,445
Income / (Loss) before Income Taxes	$4,394	$19,484
Income Tax Benefit / (Expense)	$(9,184)	$(14,466)
Net Income / (Loss)	$(4,790)	$5,018
Basic and Diluted Income / (Loss) per Common Share	$(0.30)	$0.32
Shares Used in Computing Basic and Diluted Net Income / (Loss)
per Common Share	15,872	15,872

Nine months ended September 30, 2008 (in thousands, except per share data)	As reported in 3Q 2008 Earnings Release dated November 5, 2008	As will be reported in the Form 10-Q for the quarter ending September 30, 2008
Gain due to modification of convertible notes terms	$11,808	$27,785
Interest expense	$(7,831)	$(8,719)
Subtotal, nonoperating income / (expense)	$14,566	$29,655
Income / (Loss) before Income Taxes	$(93,176)	$(78,087)
Income Tax Benefit / (Expense)	$25,349	$20,068
Net Income / (Loss)	$(67,827)	$(58,019)
Basic and Diluted Income / (Loss) per Common Share	$(7.76)	$(6.64)
Shares Used in Computing Basic and Diluted Net Income / (Loss)
per Common Share	8,737	8,737

                These changes do not impact the operating performance of the company or its cash position as of September 30, 2008 nor will it apply to any previously reported financial information.  ExpressJet’s 11.25% 2023 Convertible Notes par value remains $68.5 million as of September 30, 2008; however, will be shown on the face of the financial statements at a lower amount due to this accounting rule requirement.  The fair value amount of the bonds that will be reported within ExpressJet’s Form 10-Q dated September 30, 2008 will be $42.2 million, net of amortization.

              ExpressJet intends to file its Form 10-Q as soon as reasonably practicable given this change, but no later than Friday, November 14.

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CORPORATE BACKGROUND

                ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 125 destinations in North America and the Caribbean with approximately 1,000 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

                Some of the statements in this document are forward-looking statements that involve a number of risks and uncertainties.  Many factors could affect actual results, and variances from current expectations regarding these factors could cause actual results to differ materially from those expressed in the forward-looking statements.  Some of the known risks that could significantly impact revenues, operating results and capacity include, but are not limited to: the company’s continued dependence on Continental for the majority of its revenue; Continental’s ability to terminate the capacity purchase agreement with the company; potential loss of access to aircraft, facilities and regulatory authorizations, as well as any airport-related services that Continental currently provides to the company; the company’s new operations are less profitable than historical results; certain tax matters; reliance on technology and third-party service providers; flight disruptions as a result of operational matters; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible regulatory requirements; competition and industry conditions.  Additional information concerning risk factors that could affect the company’s actual results are described in its filings with the SEC, including its 2007 annual report on Form 10-K.  The events described in the forward-looking statements might not occur, or might occur to a materially different extent than described herein.  The company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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